CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the "Registration Statement") of our reports dated February 17, 2011,  relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of T. Rowe Price Emerging Markets Bond Fund and T. Rowe Price International Bond Fund (two of the funds comprising T. Rowe Price International Funds, Inc.), which are also incorporated by reference into the Registration Statement.  We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Fund Service Providers" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, Maryland

April 25, 2011

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